Media Contact:	Investor Contact:
Chris Toth EVC Group, Inc. 415-896-2005 ctoth@evcgroup.com	Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com

Doug Sherk, Jennifer Beugelmans EVC Group, Inc. 415-896-6820 jbeugelmans@evcgroup.com

RICHARD REISS APPOINTED TO P-COM’S BOARD OF DIRECTORS
Telecom Industry Veteran Has More Than 20 Years of Executive Level Experience
Separately, Brian Josling To Leave Board

CAMPBELL, Calif., March 1, 2005 — P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of broadband wireless access products and services to carriers, systems integrators and value added resellers, today announced that its Board of Directors has appointed Richard Reiss (48) as a new independent Board member. Mr. Reiss replaces John Hawkins (43), who resigned from P-Com’s Board of Directors on November 23, 2004.

“We are very pleased to welcome Richard to our Board,” said Sam Smookler, President and CEO of P-Com. “Richard has more than 20 years of experience within the telecommunications industry with both public and private companies, including his current post as Chairman of the Board of GlowPoint, Inc. We believe that Richard’s long tenure within our industry will allow him to be additive to our leadership team as we continue to navigate through the challenges of the worldwide telecommunications market. We look forward to his contributions.”

Mr. Reiss currently serves as the Chairman of the Board of GlowPoint, Inc., (NASDAQ:GLOW) a publicly traded company that is the leading provider of broadcast quality, IP-based video communications and services. He has served in this role since 1991. Prior to this engagement, Mr. Reiss founded All Communications, which merged with View Tech, Inc. in May 2000 to create Wire One Technologies, a leading provider of end-to-end videoconferencing solutions. Prior to this, Mr. Reiss served as an independent telecommunications consultant working with a variety of corporations that ranged in size and business practice. From 1987 to 1990, he was the Vice President of Sales of NyConn Information Services, Inc. an operator and information services company and before that, he was the Chairman, President and Chief Executive Officer of TeleDigital Corporation. Mr. Reiss began his career in the telecommunications industry as the founder and Executive Vice President of TeleSolutions, an interconnect company.

Separately, the Company announced that Brian Josling (62), a board member for six years, will be resigning effective March 1, 2005 due to personal commitments. “We regret Brian’s decision to leave the board and deeply appreciate his contributions during his tenure,” said Mr. Smookler.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point and spread spectrum wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks including Security & Surveillance requirements. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit http://www.p-com.com or call 408-866-3660.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for P-Com’s markets and the demand for its products. Factors that could cause P-Com’s actual results to differ materially from these forward-looking statements include the Company’s ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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